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                                                                     EXHIBIT 2.2

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                             CONTRIBUTION AGREEMENT

                                  by and among

                          THE JIM HENSON COMPANY, INC.



                         CROWN MEDIA INTERNATIONAL, INC.



                                       and



                           CROWN MEDIA HOLDINGS, INC.


                                   dated as of



                                 March 15, 2001



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                                TABLE OF CONTENTS
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                                                      ARTICLE 1
                                                     DEFINITIONS

1.1    Definitions................................................................................................1

                                                      ARTICLE 2
                                                     THE CLOSING

2.1    The Closing................................................................................................6

                                                      ARTICLE 3
                                                    THE EXCHANGE

3.1    The Exchange...............................................................................................6
3.2    Delivery of Assignment and Assumption Agreement............................................................6

                                                      ARTICLE 4
                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1    Corporate Existence........................................................................................6
4.2    Power and Authority........................................................................................7
4.3    Enforceability, etc........................................................................................7
4.4    Capitalization.............................................................................................7
4.5    Consents and Approvals.....................................................................................8
4.6    Financial Statements.......................................................................................8
4.7    Material Adverse Change....................................................................................8
4.8    Events Subsequent to the Date of the Last Audited Financial Statement......................................8
4.9    Absence of Undisclosed Liabilities.........................................................................9
4.10    Taxes.....................................................................................................9
4.11    Litigation................................................................................................9
4.12    Insurance................................................................................................10
4.13    Conflicts of Interests...................................................................................10
4.14    Licenses.................................................................................................10
4.15    Intellectual Property Rights.............................................................................11
4.16    Contracts and Commitments................................................................................11
4.17    Customers and Suppliers..................................................................................13
4.18    Plans....................................................................................................13
4.19    Employee Matters.........................................................................................14
4.20    Brokers, etc.............................................................................................14
4.21    Year 2000 Compliance.....................................................................................14
4.22    Compliance with Laws.....................................................................................14
4.23    Public Filings...........................................................................................15
4.24    Continuity of Business Enterprise........................................................................15
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                                                      ARTICLE 5
                                      REPRESENTATIONS AND WARRANTIES OF HENSON

5.1    Existence; Power and Authority............................................................................15
5.2    Enforceability, etc.......................................................................................15
5.3    Ownership.................................................................................................16
5.4    Consents and Approvals....................................................................................16
5.5    Purchase for Investment...................................................................................16
5.6    Financial Matters.........................................................................................16
5.7    Brokers, etc..............................................................................................16
5.8    Litigation................................................................................................16

                                                      ARTICLE 6
                              CONDITIONS PRECEDENT; CONDUCT OF PARTIES PRIOR TO CLOSING

6.1    Conditions Precedent......................................................................................17
6.2    Conditions Precedent to Obligations of Each of the Company and Crown......................................18
6.3    Conditions Precedent to Obligations of Henson.............................................................18
6.4    Access for Investigation; Confidentiality.................................................................18
6.5    Conduct of Business.......................................................................................19
6.6    Performance of Obligations................................................................................20
6.7    Further Assurances........................................................................................20

                                                      ARTICLE 7
                                                   INDEMNIFICATION

7.1    Indemnification by the Company and Crown..................................................................20
7.2    Procedure for Indemnification.............................................................................21
7.3    Time Limitations on Indemnity.............................................................................22
7.4    Limitations on Indemnity..................................................................................22

                                                      ARTICLE 8
                                                     TAX MATTERS

8.1    Tax Compliance............................................................................................22
8.2    Tax Characterization......................................................................................23

                                                      ARTICLE 9
                                                     TERMINATION

9.1    Termination by Mutual Consent.............................................................................24
9.2    Termination by Any of the Parties.........................................................................24
9.3    Effect of Termination and Abandonment.....................................................................24
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                                                     ARTICLE 10
                                        GENERAL PROVISIONS; OTHER AGREEMENTS

10.1    Current Public Information...............................................................................24
10.2    Consent to Transfer......................................................................................24
10.3    Expenses.................................................................................................24
10.4    Governing Law............................................................................................25
10.5    Headings.................................................................................................25
10.6    Notices..................................................................................................25
10.7    Parties in Interest......................................................................................26
10.8    Entire Agreement.........................................................................................26
10.9    Counterparts.............................................................................................26
10.10   Amendment................................................................................................26
10.11   Gender, etc..............................................................................................26
10.12   Severability.............................................................................................26
10.13   No Waiver................................................................................................26




    EXHIBITS

    Exhibit A     Program License Agreement between Odyssey and EM.TV &
                  Merchandising AG

    Exhibit B     Amendment to Program License Agreement dated as of
                  November 13, 1998 by and between Odyssey and Henson

    Exhibit C     Trademark License Agreement between Odyssey and Henson

    Exhibit D     Side letter among Henson, H&H, Crown and the Company

    Exhibit E     Assignment and Assumption Agreement between Henson and Crown

    Exhibit F     Assignment and Assumption Agreement between Henson Cable
                  and HEN Domestic Holdings, Inc.


    SCHEDULES

    Schedule I    Disclosure Schedule

Company and Crown

                  Item 4.1         Corporate Existence
                  Item 4.4         Company Capitalization
                  Item 4.8         Subsequent Events
                  Item 4.10        Taxes
                  Item 4.13        Conflicts of Interest
                  Item 4.14        Licenses
                  Item 4.15        Intellectual Property

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                  Item 4.16        Material Agreements
                  Item 4.17        Distributors
                  Item 4.18        Plans

Henson

                  Item 5.1         Corporate Existence
                  Item 5.3         Ownership
                  Item 5.4         Consents and Approvals

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         CONTRIBUTION AGREEMENT, dated as of March 15, 2001 (this "Agreement"), by and among The Jim Henson Company, Inc., a New York corporation ("Henson"), Crown Media International, Inc., a Delaware corporation ("Crown"), and Crown Media Holdings, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Parties hereto desire to consummate the transactions contemplated herein, pursuant to which Henson will contribute to the Company all of its Interests in H&H Programming-Asia, LLC ("H&H") and cause Henson Cable Networks, Inc. ("Henson Cable") to contribute all of its equity interest in Odyssey Holdings, L.L.C. ("Odyssey") in exchange for shares of Common Stock of the Company.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties hereto agree as follows:


                             ARTICLE 1 - DEFINITIONS

                  1.1 Definitions. As used herein, the following terms shall have the following meanings:

                  "Actions" means all complaints, actions, suits, proceedings or investigations.

                  "Actually Realizes" or "Actually Realized" means, for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Tax refund or any related Tax cost or benefit by a person in respect of a payment, transaction, occurrence or event, the time at which the amount of Taxes paid by such person is increased above or reduced below the amount of Taxes that such person would have been required to pay but for such payment, transaction, occurrence or event.

                  "Adjustment" means an adjustment arising in a Tax Proceeding.

                  "Adverse Consequences" means all claims, judgments, damages, penalties, fines, costs, losses, liabilities or other monetary obligations (including all reasonable attorney and expert fees incurred to enforce the terms of this Agreement) net of any recovery from any third party including, without limitation, insurance proceeds.

                  "Affiliate Transactions" is defined in Section 6.5.

                  "Agreement" is defined in the Preamble.

                  "Amended and Restated Odyssey Agreement" means the Amended and Restated Company Agreement of Odyssey effective as of November 13, 1998.

                  "Balance Sheet" is defined in Section 4.6.

                  "Blue Sky Laws" is defined in Section 4.4.

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                  "Class A Stock" means Class A Voting Common Stock of the
Company, par value $0.01 per share.

                  "Class B Stock" means Class B Voting Common Stock of the Company, par value $0.01 per share.

                  "Closing" is defined in Section 2.1.

                  "Closing Date" is defined in Section 2.1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means, collectively, the Class A Stock and the Class B Stock of the Company.

                  "Company" means Crown Media Holdings, Inc., a Delaware corporation.

                  "Company Capitalization Schedule" is defined in Section 4.4.

                  "Company Indemnified Persons" is defined in Section 7.1.

                  "Company Stockholders Agreement" means the Amended and Restated Stockholders Agreement to be entered into by and among the Company, HEI, Liberty, Liberty Sub, VMC, JPM and Henson.

                  "Contributor Indemnified Persons" is defined in Section 7.1.

                  "Crown" means Crown Media International, Inc., a Delaware corporation.

                  "Crown Capitalization Schedule" is defined in Section 4.4.

                  "Crown Programming Agreement" means the Programming Agreement, dated as of July 1, 1999 by and between HED and Crown.

                  "Disclosure Schedule" means the Schedule referred to from time to time herein and set forth as Schedule I hereto.

                  "Distributors" is defined in Section 4.17.

                  "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor, lessor or licensor under any conditional sale, capitalized lease, exclusive license or other title retention agreement.

                  "ERISA" is defined in Section 4.18.

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                  "Exchange" means the exchange set forth in Section 3.1.

                  "Financial Statements" is defined in Section 4.6.

                  "GAAP" is defined Section 4.6.

                  "Governmental Entity" means any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

                  "H&H" means H&H Programming - Asia, L.L.C., a New York limited liability company.

                  "H&H Assignment Agreement" is defined in Section 3.2.

                  "Hallmark" means Hallmark Cards, Incorporated, a Missouri corporation.

                  "Hallmark Group" means Hallmark and each of its Subsidiaries (other than (i) the Company, (ii) Crown and (iii) each Person that is or was at any time a Subsidiary of or otherwise held directly or indirectly by the Company or Crown, except, in the case of (iii), for such a Person that was never, on or after the Closing Date, a Subsidiary of or otherwise held directly or indirectly by the Company or Crown).

                  "HED" means Hallmark Entertainment Distribution, LLC, a Delaware limited liability company.

                  "HEI" means Hallmark Entertainment, Inc., a Delaware corporation.

                  "Henson" means The Jim Henson Company, Inc., a New York corporation.

                  "Henson Cable" means Henson Cable Networks, Inc., a New York corporation.

                  "Henson Cable Shares" is defined in Section 8.2.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Taxes" means federal, state, local or foreign Taxes measured by net income or capital gains.

                  "Income Tax Return" means any Tax Return with respect to Income Taxes.

                  "Indemnified Party" is defined in Section 7.2.

                  "Indemnifying Party" is defined in Section 7.2.

                  "Intellectual Property" is defined in Section 4.15.

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                  "Intercompany Services Agreement" means the Intercompany
Services Agreement dated as of January 1, 2000 by and between Hallmark and Crown.

                  "Interest" means any evidence of equity ownership of any Person, whether represented by common stock, preferred stock, securities, options, warrants or other rights to repurchase or acquire any equity ownership of such Person (including convertible debentures, notes or other securities convertible or exchangeable into or exercisable for the purchase or other acquisition of capital stock), trust certificates, general or limited partnership interests, limited liability company membership interests or any other type of capital stock or equity interest.

                  "IPO" means the initial public offering of shares of the Company's Class A Stock on May 4, 2000.

                  "JPM" means JP Morgan Partners (BHCA), L.P., a Delaware limited liability partnership.

                  "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

                  "Liberty" means Liberty Media Corporation, a Delaware corporation.

                  "Liberty Sub" means Liberty Crown, Inc., a Delaware corporation.

                  "Licenses" is defined in Section 4.14.

                  "Material Adverse Effect" means a material adverse effect on
(i) with respect to the Company or Crown, the business, results of operation or financial condition of Crown and Crown's Subsidiaries, taken as a whole; and
(ii) with respect to Henson, the legal ability of Henson to consummate the transactions contemplated by this Agreement.

                  "Material Agreements" is defined in Section 4.16.

                  "NICC" means National Interfaith Cable Coalition, Inc., a Maryland non-for-profit corporation.

                  "Odyssey" means Odyssey Holdings, L.L.C., a Delaware limited liability company.

                  "Odyssey Assignment Agreement" is defined in Section 3.2.

                  "Odyssey Common Interests" means the outstanding common equity interests in Odyssey.

                  "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any governmental, regulatory or administrative body, agency or authority or any court or judicial authority.

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                  "Original Contribution Agreement" means the Contribution
Agreement dated as of January 27, 2000 by and among HEI, Crown, Liberty, VGI, VMC, NICC, Chase Equity Associates, L.P. (now known as JPM) and the Company.

                  "Party" means the Company, Crown or Henson.

                  "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

                  "Prospectus" means the prospectus filed pursuant to Rule 424(b) of the Securities Act.

                  "Registration Statement" means a Registration Statement on Form S-1 of the Company, as amended at the time it was declared effective.

                  "Related Documents" means the Company Stockholders Agreement, the Original Contribution Agreement, the Crown Programming Agreement, the Intercompany Services Agreement, the Amended and Restated Odyssey Agreement and the Tax Sharing Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

                  "Subsidiary" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

                  "Tax Proceeding" means a Tax audit, contest, litigation or other proceeding with or against a Governmental Entity.

                  "Tax Returns" is defined in Section 4.10.

                  "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of May 9, 2000 entered into by and among HEI, Crown, the Company and others.

                  "Taxes" is defined in Section 4.10.

                  "VGI" means Vision Group Incorporated, a Colorado corporation.

                  "VMC" means VISN Management Corp., a Delaware corporation.

                  "WARN" is defined in Section 4.19.

                  "Written Notice" is defined in Section 7.2.

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                             ARTICLE 2 - THE CLOSING

                  2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place at the offices of the Company, Denver, Colorado, at 9:00 a.m., Mountain time, on March 14, 2001, or such other date as the Parties may agree (the "Closing Date").


                            ARTICLE 3 - THE EXCHANGE

                  3.1 The Exchange. At the Closing, Henson shall contribute to the Company all of its Interests in H&H and shall cause Henson Cable to contribute to the Company all of its Odyssey Common Interests, representing 22.5% of the outstanding Odyssey Common Interests, and the Company shall issue to Henson 5,377,721 shares of Class A Stock, representing 8.22% of the Common Stock outstanding immediately after the Closing.

                  3.2 Delivery of Assignment and Assumption Agreements. At the Closing, (i) Henson will deliver to the Company an assignment and assumption agreement substantially in the form attached as Exhibit E (the "H&H Assignment Agreement"), duly executed by Henson, transferring to the Company all title and interest in and to the Interests in H&H to be contributed to the Company pursuant to Section 3.1, (ii) Henson Cable will deliver to the Company an assignment and assumption agreement substantially in the form attached as Exhibit F (the "Odyssey Assignment Agreement"), duly executed by Henson Cable, transferring to the Company all title and interest in and to the Odyssey Common Interests to be contributed to the Company pursuant to Section 3.1 and (iii) the Company will deliver to Henson the H&H Assignment Agreement duly executed by HEN Domestic Holdings, Inc. (a wholly-owned subsidiary of Crown) and the Odyssey Assignment Agreement, duly executed by Crown, and share certificates representing the Common Stock to be issued to Henson pursuant to Section 3.1.


            ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and Crown jointly and severally hereby represent and warrant as follows:

                  4.1 Corporate Existence. Each of the Company and Crown and each of Crown's Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite the name of such corporation or limited liability company on Item 4.1 of the Disclosure Schedule, and is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except for any jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Crown. Except as set forth on Item 4.1 of the Disclosure Schedule, Crown and each of Crown's Subsidiaries is wholly-owned directly or indirectly by the Company. The Company and Crown and each of Crown's Subsidiaries have all requisite power and authority to conduct their respective businesses and own their respective properties as now conducted and owned. The Company has previously provided to Henson true and complete

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copies of the Certificate of Incorporation and By-laws of the Company and Crown as in effect on the date hereof.

                  4.2 Power and Authority. Each of the Company and Crown has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and the Company Stockholders Agreement. None of the execution, delivery and performance of this Agreement or the Company Stockholders Agreement by the Company nor the consummation by the Company or Crown of any transaction related hereto or thereto, nor the issuance or delivery of the Common Stock will (i) violate any provision of the By-laws, Certificate of Incorporation or other organizational document of the Company or Crown or any of Crown's Subsidiaries, (ii) result in the breach of or constitute a default under any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which the Company or Crown, or any of Crown's Subsidiaries is a party or by which any of them is bound, (iii) result in the creation or imposition of any material, claim or Encumbrance on any asset of Crown or any of its Subsidiaries, (iv) to the knowledge of the Company or Crown, give any Person rights to terminate any contracts or agreements of Crown or any of its Subsidiaries or otherwise to exercise rights against Crown or any of its Subsidiaries or (v) violate any Law or Order applicable to or bearing upon the Company or Crown or any of Crown's Subsidiaries or any of their assets or businesses except, in the case of each of clauses (ii), (iii), (iv) or (v) for such violations, breaches, defaults, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on Crown.

                  4.3 Enforceability, etc. Assuming the due authorization, execution and delivery of this Agreement by Henson, and the due authorization, execution and delivery of the Company Stockholders Agreement by each of the other parties to the Company Stockholders Agreement, this Agreement has been duly executed and delivered by the Company and constitutes, and when the Company Stockholders Agreement is executed, the Company Stockholders Agreement will constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

                  4.4 Capitalization.

                           (a) Item 4.4 of the Disclosure Schedule hereto sets forth, as of the date of this Agreement, a true and complete statement of the outstanding Interests of the Company. Except as set forth on
         Item 4.4 or Item 4.18 of the Disclosure Schedule or as contemplated by this Agreement, there are no outstanding rights to acquire or purchase any Interests of the Company, Crown or any of Crown's Subsidiaries. Except for Encumbrances set forth on Item 4.4 of the Disclosure Schedule, the shares of Crown Class A Stock owned by the Company are owned free and clear of any Encumbrances.

                           (b) The Common Stock to be delivered to Henson, when issued and delivered to Henson pursuant to this Agreement against payment of the consideration set forth herein, will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any Encumbrances, preemptive rights, escrows, options, rights of

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         first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Company Stockholders Agreement, and (ii) restrictions on transferability imposed generally under the Securities Act and under the securities laws of the several states and the rules and regulations issued in respect thereto (such state laws, rules and regulations, being, collectively, "Blue Sky Laws").

                           (c) The issuance and delivery of the Common Stock to Henson on the terms and conditions contemplated herein are exempt from the registration requirements of the Securities Act and the Blue Sky Laws or will be qualified as may be necessary.

                  4.5 Consents and Approvals. None of the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company or Crown of any transaction related hereto, nor the issuance or delivery of the Common Stock will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions
(i) under the Federal securities laws, the Blue Sky Laws or HSR Act, (ii) the failure of which to obtain, make or take would not reasonably be expected to have a Material Adverse Effect on the Company or Crown, as applicable or (iii) which have already been obtained.

                  4.6 Financial Statements. Crown has furnished to Henson its audited consolidated financial statements for the fiscal years ended December 31, 1999, 1998 and 1997 consisting of the audited consolidated balance sheets, income statements and statements of stockholders' equity for each such fiscal year (all of the preceding financial statements being, collectively, the "Financial Statements" and the most recent consolidated balance sheet included within the Financial Statements being the "Balance Sheet"). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, and fairly present in all material respects the financial position of Crown and its Subsidiaries and the results of its operations and cash flows for the periods covered thereby.

                  4.7 Material Adverse Change. Except as described in the Prospectus (other than the "Risk Factors" included therein) or as contemplated by this Agreement or the Related Documents, since December 31, 1999, the business of Crown has been conducted in all material respects in the ordinary course and in substantially the same manner as previously conducted and there has been no Material Adverse Effect on Crown.

                  4.8 Events Subsequent to the Date of the Last Audited Financial Statement. Since December 31, 1999, except as described in the Prospectus (other than the "Risk Factors" included therein) or as contemplated by this Agreement or the Related Documents or as set forth in the Financial Statements or on Item 4.8 of the Disclosure Schedule or as described in the Registration Statement, none of the Company, Crown or any of its Subsidiaries has (i) issued any stock, bond or other security, (ii) incurred any indebtedness except in the ordinary course of business, (iii) declared or made any payment or distribution to stockholders or purchased or redeemed any of its capital stock,
(iv) sold, assigned, leased, mortgaged, pledged, subjected to any Encumbrance or otherwise conveyed or transferred any of its assets except in the ordinary

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course of business, or cancelled any debt or claim owed to the Company, Crown or any of its Subsidiaries except in the ordinary course of business, (v) sold, assigned, transferred or granted any exclusive license with respect to any Intellectual Property, (vi) suffered any substantial loss of property or waived any right of substantial value other than in the ordinary course of business or
(vii) made any change in officer compensation except in the ordinary course of business and consistent with past practice.

                  4.9 Absence of Undisclosed Liabilities. Since December 31, 1999, except as described in the Prospectus (other than the "Risk Factors" included therein) or as contemplated by this Agreement and the Related Documents, Crown and its Subsidiaries incurred no material liabilities or obligations of any kind, matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the Balance Sheet, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Financial Statements, except
(i) liabilities and contingencies incurred in the ordinary course of business consistent with past practice or as otherwise disclosed in the Registration Statement and (ii) tax and related liabilities which have been disclosed pursuant to Section 4.10 below.

                  4.10 Taxes.

                           (a) Except as set forth on Item 4.10 of the Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect on Crown, each of Crown and its Subsidiaries
         (i) has timely filed or will timely file (including extensions of time approved by the appropriate taxing authority) all Tax Returns required to be filed with the Internal Revenue Service, the State of Delaware, any other states or governmental subdivisions, all foreign countries or any other taxing authority and all such Tax Returns are true, complete and correct and (ii) has paid all Taxes due and payable (except for Taxes being contested in good faith pursuant to appropriate proceedings for which adequate accruals in the Financial Statements have been provided). Except as would not reasonably be expected to have a Material Adverse Effect on Crown, there are (i) no unpaid assessments for additional Taxes for any fiscal period for Crown and (ii) no Tax Encumbrances, whether imposed by any Federal, state, county, municipal or foreign taxing authority, outstanding against the assets or businesses of Crown or any of its Subsidiaries, except for Taxes not yet due and payable. Except as set forth on Item 4.10 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on Crown, neither Crown nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes. Except as set forth on Item 4.10 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on Crown, no Tax Returns of Crown or any of its Subsidiaries have ever been audited and there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of Crown.

                           (b) For the purposes of this Agreement, (i) the term "Tax" or "Taxes" includes all taxes, charges, fees, levies, imposts, or other assessments imposed by any Federal, state, local, foreign or other taxing authority, including all income, gross receipts, gains profits, windfall profits, gift, severance, ad valorem, capital, social

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         security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes, assessments, or other governmental charges of any kind whatsoever, including interest earned thereon or penalties, additions, or fines thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines, provided that any interest, penalties, additions or fines that relate to Taxes for any taxable period shall be deemed to be Taxes for such taxable period regardless of when such items are incurred, accrued, assessed or charged, and (ii) the term "Tax Return" or "Tax Returns" shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any taxing authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

                  4.11 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company or Crown, threatened against or affecting the Company or Crown or any of Crown's Subsidiaries, or their respective assets or businesses, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on the Company or Crown or which seeks to enjoin or restrain the consummation of the transactions contemplated by this Agreement.

                  4.12 Insurance. Crown and its Subsidiaries hold valid insurance policies in full force and effect which the Company believes provides adequate coverage and limits for the business of Crown and its Subsidiaries.

                  4.13 Conflicts of Interests. Since December 31, 1999, except for the Related Documents or as set forth on Item 4.13 of the Disclosure Schedule, neither the Company, Crown nor any of Crown's Subsidiaries has engaged in any material transactions with HED, HEI or Hallmark, and neither the Company, Crown nor any of its Subsidiaries is a party to or bound by any contract, lease, purchase contract, obligation, instrument, arrangement, commitment or other agreement (oral or written) with any director or executive officer of any such entities which has not been entered into on an arm's-length basis.

                  4.14 Licenses. Set forth on Item 4.14 of the Disclosure
Schedule is a true and complete list of all material qualifications, registrations, filings, privileges, immunities, franchises, permits, licenses and other material rights, including, without limitation, all material governmental regulatory or administrative authority approvals, authorizations, consents, licenses and permits, as of the date of this Agreement, which are necessary or required for the conduct by Crown and each of its Subsidiaries of the businesses currently conducted by them (collectively, the "Licenses"). Neither the Company nor Crown knows of any basis upon which the renewal of any Licenses would be denied in the future. Each such License has been validly issued to and is in full force and effect, and neither Crown nor any of its Subsidiaries is in violation of any such License except for such failure to be validly issued and in full force and effect or such violations that could not reasonably be expected to have a Material Adverse Effect on Crown.

                  4.15 Intellectual Property Rights. Set forth on Item 4.15 of the Disclosure Schedule is a true and complete list of all material patents, trademarks, service marks, trade names, copyrights or other similar proprietary rights, whether registered or unregistered, or any rights or licenses to use the same, and any and all applications therefor, presently owned or held by Crown and its Subsidiaries as of the date of this Agreement (collectively, the "Intellectual Property"). Except with respect to Crown's current use of the Hallmark name in its business, such Intellectual Property constitutes all material intellectual property and similar proprietary information necessary to permit Crown and its Subsidiaries to conduct their businesses as currently conducted and as contemplated to be conducted. None of Crown nor any of its Subsidiaries has received any formal or informal claim of infringement or other complaint that any of their operations infringe any rights under intellectual property of any other Person, nor does Crown or any of its Subsidiaries have any reason to believe that there is any valid basis for such claim, in either case which would reasonably be expected to have a Material Adverse Effect on Crown. No material royalties, honorariums or fees are or will be, as of the Closing Date, payable by Crown or any of its Subsidiaries to any other Person by reason of the ownership or use by any of them of any Intellectual Property. Crown or its Subsidiaries own, or has a valid right to use, free and clear of all Encumbrances, all of the Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect on Crown. To Crown's knowledge, except as would not reasonably be expected to have a Material Adverse Effect on Crown, no third party is infringing any Intellectual Property owned or used by Crown or any of its Subsidiaries and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by Crown or any of its Subsidiaries.

                  4.16 Contracts and Commitments.

                           (a) Except as expressly contemplated by this Agreement or any Related Documents or as set forth on Item 4.16 of the Disclosure Schedule, as of the date of this Agreement, neither Crown nor any of its Subsidiaries is a party to any written or oral agreement (all items set forth thereon are referred to as "Material Agreements"):

                                    (i) pension, profit sharing, stock option,
                  employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any severance agreements;

                                    (ii) contract for the employment of any
                  officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors, shareholders or Affiliates;

                                    (iii) contract under which it has advanced
                  or loaned any other Person amounts in the aggregate exceeding $100,000;

                                    (iv) agreement or indenture relating to the
                  borrowing of money or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or material group of assets;

                                    (v) guarantee of any obligation;

                                    (vi) lease, sublease, license or other
                  agreement under which it is lessee or sublessee or licensee of or holds, uses, occupies or operates any property, real or personal, owned by any other party, except for any such agreement relating to real or personal property under which the aggregate annual rental payments do not exceed $100,000;

                                    (vii) lease, sublease, license or other
                  agreement under which it is lessor or sublessor or licensor of or permits any third party to hold, use, occupy or operate any property, real or personal, owned or controlled by it in excess of $100,000;

                                    (viii) assignment, license or
                  indemnification with respect to any intangible property (including, without limitation, any patent, trademark, trade name, copyright, know-how, trade secret or confidential information);

                                    (ix) warranty agreement with respect to its
                  services rendered or its products sold or leased;

                                    (x) agreement under which it has granted any
                  Person any registration rights or similar rights (including piggyback rights) or co-sale or similar rights in respect of any of its securities;

                                    (xi) sales, distribution or franchise
                  agreements involving amounts in excess of $100,000;

                                    (xii) agreement with a term of more than six
                  months which is not terminable by it upon less than 30 days' notice without penalty involving amounts in excess of $100,000;

                                    (xiii) contract or agreement prohibiting it
                  or materially restricting it from freely engaging in any business or competing anywhere in the world;

                                    (xiv) contract, agreement or other
                  arrangement, including, without limitation, any stockholders or voting agreement, voting trust or similar arrangement with respect to any of its Interests with any officer, director, employee, or holder of Interests;

                                    (xv) joint venture, partnership or similar
                  agreement involving a sharing of profits or expenses; or

                                    (xvi) any other agreement which is material
                  to its operations and business prospects or involves a consideration in excess of $100,000 annually.

                           (b) True and complete copies of all written Material Agreements, and accurate and complete summaries of the material terms of all oral Material Agreements, have been made available to Henson or its counsel. Except as set forth on Item 4.16 of the Disclosure Schedule, or where the failure would not have a Material Adverse Effect on Crown, all of the Material Agreements set forth on such Item 4.16 are in full force and effect and are valid, binding and enforceable against Crown and each of its Subsidiaries in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and
         (ii) general equitable principles (whether considered in a proceeding in equity or at law). Each of Crown and each of its Subsidiaries has performed all material obligations required to be performed by it under such Material Agreements and neither Crown nor any of its Subsidiaries is in default under or in breach of, nor is any of them in receipt of any claim of default or breach under, nor does any of them have knowledge of any event which, with the passing of time, the giving of notice, or both would constitute a breach or default under any such Material Agreement to which it is subject which would reasonably be expected to have a Material Adverse Effect on Crown; neither Crown nor any of its Subsidiaries has any knowledge of any breach or anticipated breach by the other parties to any Material Agreement to which it is a party which would be reasonably expected to have a Material Adverse Effect on Crown.

                  4.17 Customers and Suppliers. Set forth on Item 4.17 of the Disclosure Schedule hereof is a list of the distributors ("Distributors") of Crown and its Subsidiaries for each of the two years ending December 31, 1999 and December 31, 2000, and set forth opposite the name of each such Distributor is the percentage of consolidated net sales and subscribers attributable to such Distributor. Except as contemplated by this Agreement or the Related Documents, to the knowledge of the Company and Crown, since the date of the Balance Sheet, no material supplier of Crown or any of its Subsidiaries has indicated that it shall materially change the pricing of its programming or that it shall stop, or materially decrease the rate of, distributing programming to Crown or any of its Subsidiaries, and no Distributor listed on the aforementioned Item 4.17 has indicated that it shall stop, or materially decrease the rate of, purchasing, distributing or licensing rights to television programming from Crown and its Subsidiaries.

                  4.18 Plans.

                           (a) Except as set forth on Item 4.18 of the Disclosure Schedule, neither Crown nor any of its Subsidiaries is a party to any Plan, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA").

                           (b) With respect to each Plan, except as set forth on
         Item 4.18 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on Crown: (i) each Plan has been administered in compliance with its terms, (ii) there are no proceedings by the IRS, the Department of Labor or any Plan participant (other than routine claims for benefits) pending or to the knowledge of Crown, threatened, with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator with respect to the design or operation of any Plan, (iii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and to the knowledge of Crown, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any such qualified plan or the related trust, (iv) no unsatisfied liabilities to participants, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or to any other Person or Plan have been incurred under Title IV of ERISA as a result of the termination of any Plan or any partial or complete withdrawal from a Plan that is a "multiple employer plan" and (v) there has been no event with respect to a Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

                           (c) Neither Crown nor any of its Subsidiaries maintains or is obligated to contribute to or, during the six-year period prior to the Closing Date, has maintained or been obligated to contribute to a Multiemployer Plan or any "multiple employer plan."

                           (d) Except as would not reasonably be expected to have a Material Adverse Effect on Crown, the consummation of the transactions contemplated by this Agreement will not, either alone or in a combination with another event, (i) entitle any employee of Crown or any of its Subsidiaries to severance pay or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee.

                  4.19 Employee Matters. Except for occurrences that would not have a Material Adverse Effect on Crown, (a) to the knowledge of the Company or Crown, Crown and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) Crown or its Subsidiaries are not party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or to the knowledge of the Company or Crown, threatened against or affecting Crown and its Subsidiaries; (c) Crown or its Subsidiaries have not received notice that any representation petition respecting the employees of Crown or its Subsidiaries has been filed with the National Labor Relations Board, and (d) to the knowledge of the Company or Crown, Crown and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute.

                  4.20 Brokers, etc. Neither the Company or Crown is obligated to pay any fee or commission to any broker, finder or other similar Person in connection with any of the transactions contemplated by this Agreement.

                  4.21 Year 2000 Compliance. To the knowledge of Crown, the software, hardware and equipment of Crown and its Subsidiaries will continue to operate without causing serious interruption in the business of Crown and its Subsidiaries in the year 2000 and beyond.

                  4.22 Compliance with Laws. Each of the Company, Crown and Crown's Subsidiaries is in compliance with, and is not in violation of, any applicable Laws or Orders (including the Foreign Corrupt Practices Act of 1977, any Federal "fraud and abuse legislation" or Federal "anti-kickback laws" and any applicable building, zoning, environmental protection, water use, occupational health and safety, employment or disability rights, law, ordinance or regulation) affecting its properties or the operation of its business which would reasonably be expected to have a Material Adverse Effect on the Company or Crown.

                  4.23 Public Filings. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder. None of the Company's Forms 10-Q for the quarters ended September 30, 2000, June 30, 2000 or March 31, 2000 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.24 Continuity of Business Enterprise. It is the present intention of the Company to continue at least one significant historic business line of Henson Cable and Odyssey, or to use a significant portion of Henson Cable's or Odyssey's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).


              ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF HENSON

         Henson hereby represents and warrants as follows:

                  5.1 Existence; Power and Authority. Each of Henson and Henson Cable is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth opposite the name of such corporation on Item 5.1 of the Disclosure Schedule. Henson has all requisite power and authority and has taken all required action necessary to execute, deliver and perform this Agreement and the Company Stockholders Agreement, and each other document or instrument related hereto or thereto to which it is a party, and to carry out the terms hereof and thereof. Henson Cable has all requisite power and authority and has taken all required action necessary to perform the transaction contemplated by this Agreement. Subject to obtaining the consents and approvals set forth on Item 5.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Company Stockholders Agreement by Henson, nor the consummation by Henson or Henson Cable of any transaction related hereto or thereto, will (i) violate any provision of the organizational documents of Henson or Henson Cable, (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which Henson or Henson Cable is a party or is bound, (iii) violate any Law or Order applicable to or bearing upon Henson or Henson Cable or any of their respective assets or business, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on Henson.

                  5.2 Enforceability, etc. Assuming the due authorization, execution and delivery of this Agreement by the Company, and the due authorization, execution and delivery of the Company Stockholders Agreement by each of the other parties to the Company Stockholders Agreement, this Agreement has been duly executed and delivered by Henson and constitutes, and when the Company Stockholders Agreement is executed, the Company Stockholders Agreement will constitute the legal, valid and binding obligation of Henson, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

                  5.3 Ownership.

                           (a) Henson Cable is a wholly-owned subsidiary of Henson and owns 22.5% of the Odyssey Common Interests. Except for the Encumbrances set forth on Item 5.3(a) of the Disclosure Schedule, the Odyssey Common Interests owned by Henson Cable are owned free and clear of any Encumbrances.

                           (b) Henson owns 50% of the Interests of H&H. Except for the encumbrances set forth on Item 5.3(b) of the Disclosure Schedule, the Interests of H&H owned by Henson are owned free and clear of any Encumbrances.

                  5.4 Consents and Approvals. Except as set forth on Item 5.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Henson, nor the consummation by Henson of any transaction related hereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws, the Blue Sky Laws or the HSR Act, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on Henson or (iii) which have already been obtained.

                  5.5 Purchase for Investment. Henson is acquiring the Class A Stock pursuant to Section 3.1 for its own account and not as a nominee or agent for any other Person and with no present intention to engage in a distribution thereof. Henson understands that the Class A Stock must be held indefinitely unless it is registered under the Securities Act or an exemption from such registration becomes available.

                  5.6 Financial Matters. Henson represents and understands that the acquisition of the Class A Stock involves substantial risk and that Henson's financial condition and investments are such that it is in a financial position to hold the Class A Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Class A Stock. Henson represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, and that it is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company given its current stage of development.

                  5.7 Brokers, etc. Henson is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the Exchange or any of the transactions contemplated by this Agreement.

                  5.8 Litigation. Except as set forth on Item 5.8 of the Disclosure Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Henson, threatened against or affecting Henson, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on Henson or which seeks to enjoin or restrain the consummation of the transactions contemplated by this Agreement and the Company Stockholder Agreement.

      ARTICLE 6 - CONDITIONS PRECEDENT; CONDUCT OF PARTIES PRIOR TO CLOSING

                  6.1 Conditions Precedent. The respective obligations of each Party to this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, or waiver by the Party to whom such obligation is owed:

                           (a) Legality. At the time of the Closing, the transactions contemplated by this Agreement shall be legally permitted by all applicable Laws and Orders.

                           (b) Absence of Proceedings to Restrain Consummation of the Agreement. No judgment, injunction or order shall have been entered restraining or prohibiting the transactions contemplated herein.

                           (c) HSR Act. The waiting periods (and any extensions thereof) applicable to consummation of the Exchange under the HSR Act shall have expired or been terminated.

                           (d) Secretary's Certificates. Each Party shall have received certificates from a Secretary or Assistant Secretary of the other Party (i) certifying organizational documents of such Party and relevant board (or partnership) resolutions authorizing the transactions contemplated by this Agreement and the Company Stockholders Agreement and (ii) as to the incumbency of each person signing this Agreement and the Company Stockholders Agreement on behalf of such Party.

                           (e) Consent. The consent or approval of each third party whose consent or approval shall be required in connection with the transactions contemplated hereby or by the Company Stockholders Agreement shall have been obtained, except for any such consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Crown.

                           (f) Stockholders Agreement. HEI, Liberty, VMC, Liberty Sub, JPM, Henson and the Company shall have duly authorized, executed and delivered the Company Stockholders Agreement.

                           (g) Program License Agreements. Odyssey and EM.TV & Merchandising AG shall have executed and delivered a Program License Agreement dated as of the Closing Date, substantially in the form attached as Exhibit A, and Odyssey and Henson shall have executed and delivered an Amendment to the Program License Agreement dated as of November 13, 1998, substantially in the form attached as Exhibit B.

                           (h) License Agreement. Odyssey and Henson shall have executed and delivered a License Agreement dated as of the Closing Date, substantially in the form attached as Exhibit C.

                           (i) Certain H&H Matters. Each of Henson, H&H, Crown and the Company shall have executed a letter agreement substantially in the form attached as Exhibit D.

                  6.2 Conditions Precedent to Obligations of Each of the Company and Crown. The respective obligations of each of the Company and Crown are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

                           (a) Representations and Warranties. The
         representations and warranties of Henson set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Henson set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date).

                           (b) Performance of Obligations. Henson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including, without limitation, paying the amount required under Section 6.8(a).

                  6.3 Conditions Precedent to Obligations of Henson. The obligations of Henson are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

                           (a) Representations and Warranties. The
         representations and warranties of the Company and Crown set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company and Crown set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date).

                           (b) Performance of Obligations. Each of the Company and Crown shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including, without limitation, causing payment of the amounts required under Section 6.8(b).

                  6.4 Access for Investigation; Confidentiality.

                           (a) At reasonable times and places, and upon reasonable notice, the Company and Crown shall permit Henson and its accountants and counsel and other representatives to have full access to the premises and to all the books, contracts, commitments and records (including, but not limited to, Tax Returns filed and those in preparation) of the Company, Crown and Crown's Subsidiaries during customary business hours and furnish Henson with such financial and operating data and other information with respect to the business and properties of Crown as they shall from time to time reasonably request.

                           (b) Except as required by law, each Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received in connection with the transactions contemplated by this Agreement in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person) and shall use its best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the applicable Party from whom such information was received. In the event of the termination of this Agreement for any reason, each Party shall promptly return or destroy all documents containing nonpublic information so obtained from any other Party or any of its subsidiaries and any copies made of such documents.

                  6.5 Conduct of Business.

                           (a) Except as disclosed in Item 6.5 of the Disclosure Schedule or as contemplated by this Agreement or the Related Documents, from the date hereof and prior to the Closing Date, without the prior written consent of Henson (which consent shall not be unreasonably withheld or delayed), Crown shall and shall cause each of its Subsidiaries to:

                                    (i) conduct its business in the ordinary
                  course in all material respects, consistent with past practice or as otherwise disclosed in the Registration Statement;

                                    (ii) use its reasonable best efforts to
                  maintain and preserve its business organization, material rights, franchises and all Material Agreements;

                                    (iii) use its reasonable best efforts to
                  retain the services of its respective officers and key employees and maintain its respective existing relationships with customers and suppliers;

                                    (iv) not declare or pay any dividend or make
                  any distribution of any kind in respect of any shares of capital stock of Crown or any of its Subsidiaries (other than dividends or distributions by Crown's wholly owned Subsidiaries to Crown or Crown's other wholly owned Subsidiaries);

                                    (v) not modify or amend its organizational
                  documents;

                                    (vi) not enter into any material transaction
                  with the beneficial holder of a majority of its outstanding common stock or any of its affiliates or any officer, director or employee of any of them (collectively, "Affiliate Transactions") other than Affiliate Transactions entered into on or after the date hereof that are consistent with past practice;

                                    (vii) not enter into any agreement to do any
                  of the foregoing; and

                                    (viii) not to take, or agree to take, any
                  action that would make any representation of the Company or Crown inaccurate in any material respect at the Closing Date.

                  6.6 Performance of Obligations. Each of the Company and Crown shall perform in all material respects all of its respective obligations and comply in all material respects with all laws affecting the operation of its respective businesses and pay when due (unless contested in good faith by such Party) all required Taxes, licenses and fees and file all required Tax Returns as and when such returns are required to be filed.

                  6.7 Further Assurances. Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Company Stockholders Agreement to which it is a Party, including, without limitation, (a) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from any Governmental Entity and the making of all other necessary registrations and filings (including, without limitation, filings required under the HSR Act), (b) the obtaining of all consents, approvals or waivers from third parties that are necessary to consummate the transactions contemplated by this Agreement and the Related Documents or required to prevent a Material Adverse Effect, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  6.8 Payments of Outstanding Obligations.

                           (a) Henson shall pay to H&H the amount of $1,932,396 on the Closing Date. The parties agree that such amount is equal to the difference of (i) $2,300,000, constituting the total amount of capital contributions due from Henson to H&H through the date hereof, net of the total amount of license fees due from H&H to Henson for all periods ending on or before June 30, 2000, minus (ii) $367,604.

                           (b) The Company and Crown shall cause H&H to pay to Henson the amount of $1,764,383 on the Closing Date.

                           (c) Each of the payments made pursuant to this
         Section 6.8 shall be delivered by wire transfer of immediately available funds to the account or accounts designated in writing by the recipient of the payment to the party making the payment prior to date on which the payment is due.


                           ARTICLE 7 - INDEMNIFICATION

                  7.1 Indemnification by the Company and Crown.

                           (a) The Company and Crown agree jointly and severally from and after the Closing to (i) indemnify and hold harmless Henson, its officers, directors, affiliates, employees and agents, and its successors and assigns (the "Contributor

         Indemnified Persons") from and against any Adverse Consequences (but excluding any consequential damages of the Contributor Indemnified Persons), and (ii) defend the Contributor Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from (A) the breach or inaccuracy of any representation or warranty of the Company contained in Sections 4.1, 4.2, 4.3, 4.4 or 4.20 or the corresponding Items of the Disclosure Schedules hereto, (B) the breach or inaccuracy of any representation or warranty of the Company contained in Section 4.23 or (C) any untrue statement of a material fact in the Prospectus or omission of a material fact required to be stated in the Prospectus or necessary to make the statements in the Prospectus, in light of the circumstances under which they were made, not misleading, provided that in no event shall the Company be liable for the indemnification contained (i) in
         Section 7.l(a)(ii)(B) unless a claim for indemnification has been asserted in writing by such Contributor Indemnified Person prior to the expiration of the statue of limitations period that would apply to such a claim if made by a purchaser of Class A Stock on the Nasdaq market on the date hereof or (ii) in Section 7.1(a)(ii)(C) unless a claim for indemnification has been asserted in writing by such Contributor Indemnified Person prior to the expiration of the statute of limitations period that would apply to such a claim if made by a purchaser of Class A Stock in the IPO. For purposes of indemnification under Section 7.1(a)(ii)(B) or (C), the Contributor Indemnified Persons shall be treated as if they were purchasers of Class A Stock on the Nasdaq market on the date hereof or as if they were purchasers of Class A Stock in the IPO, respectively.

                           (b) Henson agrees from and after Closing to (i) indemnify and hold harmless the Company, all of its officers, directors, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Company Indemnified Persons" from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Company Indemnified Persons), and (ii) defend the Company Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any of its representations or warranties contained in Section 5.1, 5.2, 5.3 or 5.7 or the corresponding Items of the Disclosure Schedule hereto.

                  To clarify the intention of the Parties with respect to the indemnification obligations of the Company and Henson under this Section 7.1, the Parties acknowledge that if the indemnification of any Indemnified Person(s) pursuant to this Section 7.1 directly or indirectly reduces or eliminates the Adverse Consequences suffered by any other Indemnified Person(s), the Indemnifying Party shall not be required to indemnify such other Indemnified Person(s) to the extent that such Adverse Consequences have been reduced or eliminated.

                  7.2 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the Party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Written Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing (reasonably acceptable to the Indemnified Party), any claim or demand set forth in a Written Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than thirty (30) days after receipt of the Written Notice) notify the Indemnified Party in writing of its intention to do so. If the Indemnifying Party fails to notify the Indemnified Party of its intent to undertake the compromise or defense of such claim or demand, then the Indemnified Party may do so at the expense of the Indemnifying Party. The Parties shall fully cooperate in the defense or compromise of any indemnified claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

                  7.3 Time Limitations on Indemnity. Except as set forth in
Section 7.1(a)(ii)(B) and (C), the representations and warranties made herein by the Parties hereto shall not survive the Closing and no Party shall bring a claim or action with respect to such representation or warranty at any time following the Closing or termination of this Agreement; provided, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.20, 5.1, 5.2, 5.3 and 5.7 and the corresponding indemnifications contained in
Section 7.1 shall survive without limitation. This Section 7.3 shall not limit any covenant or agreement of the Parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

                  7.4 Limitations on Indemnity. The sole and exclusive remedies of the Parties with respect to breaches of this Agreement shall be pursuant to this Article 7 or Article 8; provided, that nothing herein shall limit the rights of either Party to seek any relief in equity or limit in any way either Party's remedies in respect of fraud by another party in connection herewith or the transactions contemplated hereby.


                             ARTICLE 8 - TAX MATTERS

                  8.1 Tax Compliance.

                           (a) The Company shall, and shall cause its Subsidiaries to, provide the information relating to the Tax Items of the Company and its Subsidiaries that is necessary or reasonably useful for Henson to satisfy its obligations with respect to any Tax Return for 2000 or 2001.

                           (b) Henson and the Company shall, and shall cause their respective Subsidiaries, to cooperate with one another with respect to Tax matters. Such cooperation shall include promptly forwarding copies of the relevant portions of notices and forms or other communications received from or sent to any Governmental Entity that pertain to the other Party, and, upon the request of a Party, making available knowledgeable employees and providing information and data reasonably requested by such Party (it being agreed and understood that Henson and its Subsidiaries shall not be required to provide any information or data, other than information and data relating solely to the Company or any of its Subsidiaries.

                  8.2 Tax Characterization.

                           (a) The Parties and H&H shall treat the contribution to the Company of Henson's Interests in H&H as a taxable disposition of Henson's Interests in H&H in exchange for the proportion of the 5,377,721 Class A Shares to be issued by the Company representing the fair market value of the Interests in H&H for purposes of all federal, state and local income Tax purposes. The Parties and H&H shall take no action or position inconsistent with such characterization on any Tax Return.

                           (b) It is the intent of the Parties and Henson Cable that the contribution of the Odyssey Common Interests in exchange for the proportion of the 5,377,721 Class A Shares (the "Henson Cable Shares") to be issued by the Company representing the fair market value of the Odyssey Common Interests constitute a tax-free "reorganization" as defined in Section 368(a)(1)(C) of the Code and any comparable provision of any applicable state and local income tax laws. The Parties and Henson Cable acknowledge that (i) the Odyssey Common Interests constitute substantially all of the assets of Henson Cable, (ii) Henson Cable will liquidate as part of its contribution of the Odyssey Common Interests to the Company in exchange for the Henson Cable Shares and (iii) the Henson Cable Shares will be issued by the Company to Henson in connection with such liquidation and in accordance with other provisions of this Agreement. The Parties and Henson Cable expect that the contribution of the Odyssey Common Interests to the Company in exchange for the Henson Cable Shares will further certain of their business objectives (including, without limitation, the development and expansion of the Odyssey business enterprise). The Company intends to continue at least one significant historic business line of Henson Cable or Odyssey, or use at least a significant portion of Henson Cable's or Odyssey's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d), except that the Company may transfer Henson Cable's or Odyssey's historic business assets (i) to a corporation that is a member of the Company's "qualified group," within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of the Company's "qualified group" have active and substantial management functions as a partner with respect to Henson Cable's or Odyssey's historic business or (B) members of the Company's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in Henson Cable's or Odyssey's historic business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii). The Parties and Henson Cable shall take all additional actions in support of such characterization, including but not limited to, the filing of any necessary Tax Returns or filings and shall not take any actions or positions on any Tax Return or otherwise inconsistent with such characterization.

                             ARTICLE 9 - TERMINATION

                  9.1 Termination by Mutual Consent. This Agreement may be terminated and transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of the Parties.

                  9.2 Termination by Any of the Parties. This Agreement may be terminated (upon written notice from the terminating Party to the other Parties) and the transactions contemplated hereby may be abandoned by action of any Party, if (i) the Closing shall not have been consummated by March 23, 2001 (provided that the right to terminate this Agreement under this clause shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date) or (ii) any Governmental Entity shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and nonappealable.

                  9.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and other transactions contemplated hereby pursuant to this Article 9, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except Article 10 shall survive termination of this Agreement and nothing herein will relieve any Party from liability for any breach of this Agreement occurring prior to such termination.


                ARTICLE 10 - GENERAL PROVISIONS; OTHER AGREEMENTS

                  10.1 Current Public Information. At all times after the date hereof, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder to the extent required to enable the Parties to sell Class A Stock pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon the reasonable request of Henson, the Company shall deliver to Henson a written statement as to whether it has complied with such requirement.

                  10.2 Consent to Transfer. At Liberty's request, Henson agrees to consent to the transfer by Liberty of Liberty's Company Common Stock to UnitedGlobalCom or an affiliate thereof, subject to the transferee executing a signature page of the Company Stockholders Agreement and thereby becoming a party to the Company Stockholders Agreement (as a Stockholder, as defined therein) and agreeing that it shall receive the same rights thereunder and be bound by the same obligations thereunder, except as provided in Section 3.4 and
Section 3.5 thereof, as Liberty.

                  10.3 Expenses. If the transactions contemplated hereby are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. If the transactions contemplated by this Agreement are consummated, the Company shall reimburse Henson for its reasonable expenses (including reasonable legal fees and expenses) incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of $75,000. The Company shall pay for all of its expenses incurred in connection with the transactions contemplated by this Agreement.

                  10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

                  10.5 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

                  10.6 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by facsimile and confirmed by return facsimile, or when delivered by first class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

                           (a)      if to the Company, HEI or Crown to:

                                    Hallmark Cards, Incorporated
                                    Department 339
                                    2501 McGee
                                    Kansas City, MO  64108
                                    Attention: Judith C. Whittaker,
                                      Vice President, General Counsel
                                    Telephone: (816) 274-5583
                                    Facsimile: (816) 274-7171

                                    with copies to:

                                    Crown Media Holdings, Inc.
                                    6430 S. Fiddlers Green Circle
                                    Suite 500
                                    Englewood, CO  80111
                                    Attention: William J. Aliber,
                                      Chief Financial Officer
                                    Telephone: (303) 220-7990
                                    Facsimile: (303) 220-7660

                                    (b)     if to Henson to:

                                    The Jim Henson Company, Inc.
                                    1416 N. LaBrea Avenue
                                    Hollywood, CA  90028
                                    Attention: General Counsel
                                    Telephone: (323) 802-1570
                                    Facsimile: (323) 802-1849
                                    with a copy to:

                                    Dorsey & Whitney LLP
                                    250 Park Avenue
                                    New York, NY  10177
                                    Attention: Robert P. Wessely, Esq.
                                    Telephone: (212) 415-9200
                                    Facsimile: (212) 953-7201

                  10.7 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided, that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any Party may be assigned or delegated without the prior written consent of each of the other Parties and any purported assignment in violation hereof shall be null and void.

                  10.8 Entire Agreement. This Agreement, the Company Stockholder Agreement, and any agreements set forth as an exhibit to this Agreement or the Company Stockholder Agreement constitutes the entire agreement among the Parties hereto and supersede all prior agreements and understandings, both written and oral, with respect to the subject matters hereof.

                  10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

                  10.10 Amendment. This Agreement may be modified or amended only by an instrument in writing signed by all of the Parties.

                  10.11 Gender, etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

                  10.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  10.13 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  10.14 Kermit Name. As soon as reasonably possible after the Closing Date, the Company and Crown shall cause Kermit (L) Ltd. to legally change its name to an alternative name which does not contain "Kermit" or any derivation thereof, or any name confusingly similar thereto. Furthermore, from and after the Closing Date, the Company and Crown shall not, and shall not permit any of their respective Affiliates (as defined in the Original Stockholders Agreement) to, do business under any name containing the word "Kermit" or any derivation thereof, or any name confusingly similar thereto.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.


                                  Crown Media Holdings, Inc.

                                  By: /s/ WILLIAM J. ALIBER
                                     --------------------------------------
                                       Name:  William J. Aliber
                                       Title: Chief Financial Officer

                                  Crown Media International, Inc.

                                  By: /s/ WILLIAM J. ALIBER
                                     --------------------------------------
                                       Name:  William J. Aliber
                                       Title: Chief Financial Officer

                                  The Jim Henson Company, Inc.

                                  By: /s/ PETER SCHUBE
                                     --------------------------------------
                                       Name:  Peter Schube
                                       Title: General Counsel and Executive
                                              Vice President, Legal and
                                              Business Affairs